Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 23, 2005 with respect to the consolidated financial statements of Hibernia Corporation, Hibernia Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hibernia Corporation incorporated by reference in the Registration Statement (Form S-4) and related Prospectus of Capital One Financial Corporation for the registration of shares of its common stock and the related Proxy Statement of Hibernia Corporation for the proposed merger of Capital One Financial Corporation and Hibernia Corporation.

/s/ Ernst & Young LLP

New Orleans, Louisiana

April 26, 2005